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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A
                                 AMENDMENT NO. 1



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                   ELDERTRUST
               (Exact name of registrant as specified in charter)

                MARYLAND                                 23-2932973
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

    2711 Centreville Road, Suite 108
          Wilmington, Delaware                              19808
(Address of Principal Executive Offices)                 (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(b) of the Act:

    Series A Junior Participating Preferred Shares, $.01 Par Value Per Share
    ------------------------------------------------------------------------
                                (Title of Class)


Securities to be registered pursuant to Section 12(g) of the Act:
Not applicable.






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         The undersigned registrant hereby amends its registration statement on
Form 8-A filed with the Securities and Exchange Commission dated October 15,
1999.

Item 1 - Description of Registrant's Securities to be Registered.

                  Item 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission dated October 15, 1999 by the undersigned registrant is hereby amended by adding to the last paragraph of such Item the following:

                  On November 20, 2003, ElderTrust and Ventas, Inc. ("Ventas") announced that the two companies entered into a definitive merger agreement (the "Merger Agreement"). Under the terms of the Merger Agreement, which was unanimously approved by the Board of Trustees of ElderTrust and the Board of Directors of Ventas, Ventas will acquire all of the outstanding common shares of ElderTrust (other than shares held by subsidiaries of ElderTrust or Ventas and its affiliates) for $12.50 per share in a cash transaction in which a wholly-owned subsidiary of Ventas will merge with and into ElderTrust (the "Merger"). The Merger will require the approval of holders of 66 2/3% of ElderTrust's outstanding common shares of beneficial interest entitled to vote on the merger.

                  The Board of Trustees of ElderTrust also has authorized the Amendment, dated November 19, 2003 (the "Amendment") to the Rights Agreement, dated as of October 13, 1999, between ElderTrust and Wachovia Bank National Association (successor to First Union National Bank), as rights agent (the "Rights Agreement"), to eliminate the operation and effects of the Rights Agreement with respect to the execution, delivery and performance of the Merger Agreement, the public announcement thereof, and the consummation of the Merger. A copy of the Amendment is attached incorporated herein by reference to Exhibit
4.2 to ElderTrust's Current Report on Form 8-K, filed with the Securities and Exchange Commission dated November 19, 2003. A copy of the Rights Agreement is incorporated herein by reference to Exhibit 99.1 to ElderTrust's Current Report on Form 8-K, filed with the Securities and Exchange Commission dated October 13, 1999.

Item 2 - EXHIBITS.

(c)      Exhibits

         Exhibit No.    Description

         Exhibit 4.1 Form of Rights Agreement between ElderTrust and the Rights Agent. The Rights Agreement includes (i) the form of Articles Supplementary for the Series A
                        Junior Participating Preferred Shares (Exhibit A thereto), (ii) the form of Summary of Rights to Purchase Series A Junior Participating Preferred Shares (Exhibit B thereto) and (iii) the form of Rights Certificate (Exhibit C thereto) (incorporated herein by reference to Exhibit 99.1 to ElderTrust's Current Report on Form 8-K, filed with the Securities and Exchange Commission dated October 13, 1999).

         Exhibit 4.2 Amendment, dated November 19, 2003, to Rights Agreement, dated as of October 13, 1999 between ElderTrust and Wachovia Bank, National Association (as successor by merger to First Union National Bank), as Rights Agent (incorporated herein by reference to Exhibit 4.2 to ElderTrust's Current Report on Form 8-K, filed with the Securities and Exchange Commission dated
                        November 19, 2003).


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                                   SIGNATURES

                  Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                   ELDERTRUST


Date: November 19, 2003         By:  /s/ Michael R. Walker
                                    -----------------------------------------
                                    Michael R. Walker
                                    Acting President, Chief Executive Officer
                                    and Chief Financial Officer